Exhibit 99.1

Ares Capital Corporation Closes
Public Offering of Common Stock
Including Over-allotment Option

NEW YORK, NY — July 18, 2006 — Ares Capital Corporation (Nasdaq: ARCC) announced today that it has completed an underwritten public offering of 10,781,250 shares of the Company’s common stock (including 1,406,250 shares pursuant to the exercise in full by the underwriters of their over-allotment option) at a price per share of $15.67 to the public, raising approximately $162.2 million in net proceeds after deducting underwriting discount and estimated offering expenses.

Merrill Lynch, Pierce, Fenner & Smith Incorporated, UBS Securities LLC, Citigroup Global Markets, Inc., J.P. Morgan Securities Inc., Wachovia Capital Markets, LLC and SunTrust Robinson Humphrey acted as representatives of the underwriters.

The Company expects to use the net proceeds of this offering to repay outstanding indebtedness, to fund investments in portfolio companies and for general corporate purposes.

About Ares Capital Corporation

Ares Capital Corporation is a specialty finance company that is a closed-end, non-diversified management investment company regulated as a business development company under the Investment Company Act of 1940. Its investment objective is to generate both current income and capital appreciation through debt and equity investments. Ares Capital Corporation invests primarily in first and second lien senior loans and mezzanine debt, which in some cases includes an equity component, and, to a lesser extent, in equity investments in private middle market companies.

Ares Capital Corporation’s filings with the Securities and Exchange Commission, press releases, earnings releases and other financial information are available on the Internet at www.arescapitalcorp.com.

Forward-Looking Statements

Statements included herein may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are not guarantees of future performance or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in our filings with the Securities and Exchange Commission. The Company undertakes no duty to update any forward-looking statements made herein.

CONTACT:    Merritt S. Hooper of Ares Capital Corporation, 310-201-4200